Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-112084 of Community Health Systems, Inc. on Form S-3 and in Registration Statement Nos. 333-100349, 333-61614, 333-44870 and 333-107810 on Form S-8 of our reports dated February 25, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company changing its method of accounting for goodwill and other intangible assets by adopting certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002), appearing in this Annual Report on Form 10-K/A of Community Health Systems, Inc. for the year ended December 31, 2003.

Nashville, Tennessee

April 1, 2004